LogicVision Reports Fourth Quarter and
                          Fiscal 2007 Financial Results
                Q4 Cash Balance and Net Loss Better Than Guidance

SAN JOSE, Calif. - January 29, 2008 - LogicVision, Inc. (NASDAQ: LGVN), a leading provider of test and yield learning capabilities for the semiconductor industry, today announced its financial results for the fourth quarter and fiscal year ended December 31, 2007.

Fourth Quarter 2007 Results
Revenues in the fourth quarter of 2007 were $2.9 million, compared with $3.0 million in the third quarter of 2007.

Net loss in the fourth quarter of 2007 was $700,000, or $0.03 per share, the same as a loss of $700,000, or $0.03 per share, reported in the third quarter of 2007.

Gross margins in the fourth quarter were 71 percent, compared with 72 percent in third quarter of 2007.

Operating expenses were $2.8 million in the fourth quarter, including $143,000 of stock-based employee compensation charges in accordance with SFAS 123 (R). This compares with $3.0 million of operating expenses in the third quarter of 2007, including $319,000 of stock-based employee compensation charges in accordance with SFAS 123(R).

At December 31, 2007, LogicVision had $8.3 million in cash, cash equivalents and investments, compared with $9.5 million at September 30, 2007. The company has no bank debt.

New orders received during the fourth quarter totaled $2.0 million. The company exited the fourth quarter with a 12-month backlog of $8.7 million, compared with a 12-month backlog of $9.1 million at the end of the third quarter.

Fiscal Year 2007 Results
For the fiscal year ended December 31, 2007, LogicVision reported revenues of $11.6 million, a 10 percent increase from revenues of $10.5 million in 2006. The net loss for 2007 was $3.7 million, or a net loss of $0.15 per share, a significant improvement from the 2006 net loss of $7.1 million or a net loss of $0.36 per share. Gross margins in 2007 were 72 percent, the same as 72 percent in the prior year.

"In the fourth quarter, our revenues were within our guidance range, and our net loss and cash balance were better than our forecast," said James T. Healy, president and CEO of LogicVision. "Throughout 2007, key customers renewed their contracts with us, some customers adopted our products enterprise-wide, and we signed new customers that could potentially grow into bigger accounts. As a result, our 2007 revenues increased 10 percent from last year, and new orders of $12.0 million in 2007 were 21 percent higher than $9.9 million in new orders in 2006. Our net loss for the year improved by almost 50 percent, due to the revenue growth and the 16 percent reduction in expenses we realized in executing our business plan for the year."

"We entered 2008 with a 12-month backlog of $8.7 million. We intend to continue to focus on closing additional significant customer expansions and renewals in 2008, as well as closing potential new customers during the year. Our 2008 financial goals include recording solid year-over-year revenue growth, as well as achieving positive cash flow and profitability," said Mr. Healy.

Guidance for the First Quarter of 2008

      o Revenues are expected to be in the range of $2.8 million to $3.0 million.
      o Net loss is expected to be in the range of $800,000 to $1.1 million, or a net loss in the range of $0.03 to $0.05 per share.
      o Cash, cash equivalents and investments are expected to be between approximately $6.0 million and $7.0 million at the end of the first quarter.

Conference Call
LogicVision will broadcast its conference call discussion of fourth quarter and fiscal 2007 financial results today, January 29, 2008 at 2 p.m. Pacific time. To listen to the call, please dial 888-928-9122, pass code: "LogicVision." A taped replay will be made available approximately one hour after the conclusion of the call and will remain available for one week. To access the replay, dial 866-410-5842. The LogicVision financial results conference call will be available via a live web cast on the investor relations section of the company's web site at http://www.logicvision.com. An archived web cast of the call will be available at http://www.logicvision.com for one year.

About LogicVision, Inc.
LogicVision (NASDAQ: LGVN) provides proprietary technologies for embedded test and yield learning that enable more efficient manufacturing test of complex semiconductors. LogicVision's embedded test solutions allow integrated circuit designers to embed test functionality into a semiconductor design that is used during semiconductor production test and throughout the useful life of the chip. The company's advanced Design for Test (DFT) product line, ETCreate, works together with Silicon Insight applications and Yield Insight to improve profit margins by reducing device field returns and test costs, accelerating silicon bring-up times and shortening both time to market and time to yield. For more information on the company and its products, please visit the LogicVision website at www.logicvision.com.

FORWARD LOOKING STATEMENTS
Except for the historical information contained herein, the matters set forth in this press release, including statements as to the Company's outlook, expectations of customer renewals, customer expansion, and increases in the adoption of the Company's products by existing customers, interest for the Company's products, the Company's ability to obtain purchase orders from new customers, and the Company's expected financial results, including revenues, net loss, and cash, cash equivalents and investments are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, including, but not limited to, the possibility that orders could be modified or cancelled, existing customer orders may not be renewed, existing customers may not expand their use of the Company's products or increase their adoption of the Company's products, the ability of the Company to negotiate and sign customer agreements and obtain purchase orders, trends in capital spending in the semiconductor industry, the timing and nature of customer orders, whether customers accept the Company's new and existing products, the impact of competitive products and alternative technological advances, and other risks detailed in LogicVision's Annual Report on Form 10-K for the year ended December 31, 2006, LogicVision's Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 and from time to time in LogicVision's SEC reports. These forward-looking statements speak only as of the date hereof. LogicVision disclaims any obligation to update these forward-looking statements.

LogicVision, Embedded Test and LogicVision logos are trademarks or registered trademarks of LogicVision, Inc. in the United States and other countries. All other trademarks and service marks are the property of their respective owners.


Contacts:
Bruce M. Jaffe
Vice President & CFO
(408) 453-0146
InvestorRelations@logicvision.com
---------------------------------

                       - Summary financial data follows -

                                LOGICVISION, INC.

                 UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                     (in thousands, except per share data)


                                                                    December 31,  December 31,
                                                                    -------------------------
                                                                      2007            2006
                                                                    ---------       ---------
                      ASSETS
Current Assets:
  Cash and cash equivalents                                         $   6,783       $   7,087
  Short-term investments                                                1,544           2,155
  Accounts receivable, net of allowance for doubtful
   accounts of $20 and $6, respectively                                   996             615
  Prepaid expenses and other current assets                             1,345           1,226
                                                                    ---------       ---------
    Total current assets                                               10,668          11,083
Property and equipment, net                                               510             743
Intangible assets, net                                                   --               178
Goodwill                                                                6,846           6,846
Other long-term assets                                                    239             641
                                                                    ---------       ---------
    Total assets                                                    $  18,263       $  19,491
                                                                    =========       =========

       LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable                                                  $     413       $     308
  Accrued liabilities                                                   2,015           2,008
  Deferred revenue, current portion                                     5,859           5,089
                                                                    ---------       ---------
    Total current liabilities                                           8,287           7,405
Deferred revenue                                                          605             285
Other long-term liabilities                                               165            --
                                                                    ---------       ---------
Total liabilities                                                       9,057           7,690
                                                                    ---------       ---------

Commitments and contingencies


Stockholders' Equity:
  Preferred stock, $0.0001 par value:
    Authorized: 5,000 shares;
    Issued and outstanding: no shares issued and outstanding             --              --
  Common stock, $0.0001 par value:
    Authorized: 125,000 shares;
    Issued and outstanding: 24,163 shares at December 31, 2007
     and 24,081 shares at December 31, 2006                                 2               2
Additional paid-in capital                                            108,920         107,860
Accumulated other comprehensive income (loss)                              68            --
Accumulated deficit                                                   (99,784)        (96,061)
                                                                    ---------       ---------
    Total stockholders' equity                                          9,206          11,801
                                                                    ---------       ---------
    Total liabilities and stockholders' equity                      $  18,263       $  19,491
                                                                    =========       =========

                                LOGICVISION, INC.

            UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     (in thousands, except per share data)

                                                    Three Months Ended           Twelve Months Ended
                                                        December 31,                  December 31,
                                                  -----------------------       -----------------------
                                                    2007           2006          2007            2006
                                                  --------       --------       --------       --------
Revenues:
  License                                         $  1,321       $  1,128       $  5,279       $  4,984
  Service                                            1,553          1,541          6,270          5,350
  Product                                             --               73             69            183
                                                  --------       --------       --------       --------
    Total revenues                                   2,874          2,742         11,618         10,517
                                                  --------       --------       --------       --------

Cost of revenues:
  License                                              202            260            887          1,006
  Service                                              640            548          2,326          1,887
                                                  --------       --------       --------       --------
    Total cost of revenues                             842            808          3,213          2,893
                                                  --------       --------       --------       --------
Gross profit                                         2,032          1,934          8,405          7,624
                                                  --------       --------       --------       --------

Operating expenses:
  Research and development                             835            996          3,637          4,133
  Sales and marketing                                1,067          1,628          5,090          7,032
  General and administrative                           902            761          3,787          3,718
                                                  --------       --------       --------       --------
    Total operating expenses                         2,804          3,385         12,514         14,883
                                                  --------       --------       --------       --------


Loss from operations                                  (772)        (1,451)        (4,109)        (7,259)
Interest and other income, net                          65             73            349            316
                                                  --------       --------       --------       --------

Loss before provision for (benefit from)
income taxes                                          (707)        (1,378)        (3,760)        (6,943)
Income tax provision (benefit)                           5             53            (37)           144
                                                  --------       --------       --------       --------

Net loss                                          $   (712)      $ (1,431)      $ (3,723)      $ (7,087)
                                                  ========       ========       ========       ========

Net loss per common share, basic and diluted      $  (0.03)      $  (0.07)      $  (0.15)      $  (0.36)
                                                  ========       ========       ========       ========
Weighted average number of shares
outstanding, basic and diluted                      24,163         20,646         24,136         19,649
                                                  ========       ========       ========       ========